Exhibit 99.1

FTI CONSULTING, #11020542

Fourth Quarter 2004 Results

Financial Relations Board

Moderator: Lisa Fortuna

February 17, 2005, 11:00 a.m. ET

Operator	Good morning, ladies and gentlemen, and welcome to the FTI Consulting fourth quarter 2004 results conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded on Thursday, February 17, 2005.

I would now like to turn the conference over to Ms. Lisa Fortuna with Financial Relations Board. Please go ahead, ma’am.

L. Fortuna	Good morning and thank you for joining us to discuss FTI’s fourth quarter and year end results. By now you should have a copy of the press release which was issued yesterday afternoon.

Before we begin, I want to remind everyone that this conference call may include forward-looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time-to-time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year end adjustments.

Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission.

I’ll now turn the call over to Jack Dunn, President and CEO of FTI. Please go ahead, sir.

J. Dunn	Good morning. I’d like to thank everybody for being here with us this morning. At our last call we discussed some of the good things that had come out of last year: our balance sheet, our diversification

FTI CONSULTING	Page 1

efforts and our stability. Since we last spoke, I have had the great privilege to meet with many of our senior management team to discuss not only our strategic direction for the future, but our execution of our plan for this year and we realize that that’s of the utmost importance to you and therefore to us.

These folks, together with the rest of our employees are truly a remarkable group. They always leave me with a feeling that I’m privileged to be a part of a company like FTI.

Our intellectual capital base includes PhDs, MBAs, CPAs, some lawyers or some folks with law degrees, they include certified and solvency and restructuring advisors, certified fraud examiners, charter financial analysts and even a certified anti-money laundering specialist and I’m sure you can imagine how busy he is at the time.

People trust them with the most critical issues that face them, their businesses, their wealth and even our government. These folks help in the largest number of bankrupt situations, as shown by the lead tables. They help many companies avoid bankruptcy altogether. They investigate the most complicated financial situations, sometimes finding a mistake, other times finding fraud. They analyze the most important mergers in the world and test their impact in pursuit of regulatory approval. Increasingly their work takes them abroad as witnessed by their work in two of some of the most prominent internal controls/fraud cases on the continent and most recently we provided the seminal testimony in one of the U.K.’s first insider trading cases in Ireland involving Fyke’s [sp] PLC.

The value of these people is not measured by their utilization against what we use which is the toughest standard in the industry, nor is it measured by their revenue per billable employee at about $575,000 per person which again I think is indicative of the kind of value and product that we bring to our clients. But it’s measured by the fact that they are constantly called on in the toughest situations and we’re constantly increasingly called on in all sizes of situations. And the most important part is that we’re then called again 75% to 80% of the time as that’s about the amount of our repeat or referral business.

It is measured by the franchises that they brought with them to FTI when their company may have been acquired and it’s also especially measured by the franchise that we are building at FTI.

As we have seen, this is not always linear and not always up to our expectations and while I would never measure our people’s value in terms of our stock price, senior management and I owe it to them and to you to do a better job of communicating the value that we are building here and that we appreciate and that we’re proud to be part of.

FTI CONSULTING	Page 2

To that end, this year we will try to increase or adjust our metrics to better explain to you what we’re trying to build here. Last year our effort was to try to increase our transparency by adopting segment reporting. This year we’ll try to look at some of the measures that we traditionally look at and see if they’re still valid.

For example, let’s look at the fact that in terms of utilization we have always focused on utilization and headcount, but as we look at our business we really are in the business of providing intellectual capital. At our bill rates and our pay rates, we have a significant investment in each individual and they can work on multiple assignments. They’re not the kind of folks that necessarily need to be at the client doing basic research or working on an implementation project as much as they may be working on a design project or providing the quarterback. One point increase in utilization gets us the equivalent of seven new hires.

Second, increasingly we are launching initiatives that will build businesses that are scalable and have traction. For example, embedded in our business is about $45 million of technology business last year. That’s up from $13 million two years ago and we believe it’s headed to $60 million this year. This includes our repository services, our electronic evidence practice and our trial support. Much of this is not hourly.

When you add it to the initiatives that we’ve also launched in terms of interim management and investment banking, you can see that as we move forward that pure headcount and utilization may not be the true measure of some of the business activity and what we’re building here as a franchise at FTI as perhaps it was in the past.

This and many of your other questions I hope will begin to be answered today and in ongoing conference calls as both your questions and we try to improve the metrics by which we explain the company.

But last time someone asked a question about shareholder value for FTI. I believe it’s in the franchises we’re putting together. It won’t always be linear. Certainly the fact that 40% of our business however you cut it is still tied to the restructuring market which our professionals who have been in that marketplace for the last 15 to 20 years say it’s the worst they’ve ever seen. We still have done a good job of finding a base in that business and of augmenting that product offering.

FTI CONSULTING	Page 3

But shareholders have found value at FTI. They’ve found it in the acquisitions and the base businesses we’ve now put together that we call our platform. And if you look at our performance since the year beginning January 2000, we have grown our market cap from somewhere in the neighborhood of $100 to $800 million and an investment that somebody made in January that year of $10,000 would now be worth upwards of $75,000, so we are very cognizant of shareholder return. We are shareholders and we dedicate ourselves to doing a better job of both executing the value game plan of explaining to you what that value is.

With that, I’d like to turn it over to Ted to talk a little bit about the year end and the release following our pre-release. Ted.

T. Pincus	Let me just cover some of the points that were not in the earlier release. Obviously the overall results are the same in this more detailed release than in the initial preliminary release. Let me just cover some of the additional information that is in here.

For example, our adjusted EBITDA for the fourth quarter was $25.3 million, approximately within $600,000 of the fourth quarter of 2003.

Our cash flow provided by operations in the fourth quarter was $28.2 million, far exceeding our cash flow from operations in the prior year, and our cash flow from operations for the entire year actually exceeded our expectations as well as market expectations.

We have provided in this release of course information related to each of our business segments. It essentially was the same as what we provided on a more superficial level in the earlier release.

I do want to point out that in particular our economic practice, while it did have admittedly modest growth, has probably the best margins in the entire industry, achieving 25% adjusted EBITDA margin in the fourth quarter and did clearly recover from some diminution in that margin earlier in the year.

As I mentioned, cash flow from operations was $58.4 million for the entire year, and again that was after approximately $14 to $15 million of special items you may recall, in the first quarter of this year including refunds to clients of retainers for example.

FTI CONSULTING	Page 4

Our adjusted EBITDA for the entire year 2004 was approximately $101 million. And our net debt as we sit here today where we have cash in excess of $25 million and had approximately that amount at year end, our net debt is about $80 million so that our EBITDA to net debt is about 125% for example.

We have provided greater detail in our outlook for the year. We’ve given guidance in addition to the preliminary guidance on revenues. We’ve given guidance as customary on our cash flows, on our expected EBITDAs and on our expected rates.

We do expect that our rates for 2005 will be approximately the same as 2004 with counterbalancing reasons. We have had and will continue to have rate increases and that will be balanced by increases in staff leverage which will keep our rates, average collected rate at approximately the same level in 2005.

We do expect to have approximately 75% utilization for 2005 and again as Jack pointed out, that is on a base on 2,032 hours, probably the most conservative base that we can adopt, recognizing that others in our industry use bases between 1,600 and 1,800 hours so it does make it a little bit not comparable.

As we move over to our financials itself, I do want to point out that as a result of the acquisitions in late 2003, 2004 absorbed more interest expense and more amortization of intangibles than in 2003 which obviously also had a dampening effect on our EPS for 2004. Some of that amortization’s over very short periods of time and we’ll start eliminating as we move forward into 2005 and 2006.

On our cash flow, again I pointed out our cash flow from operations for the year was $58.4 million. Our capital expenditures were approximately $12 million, essentially the amount that we have predicted it would be. And we do expect that our cap ex for next year again will be approximately the same level, between $10 and $12 million. We ended the year with $25.7 million in cash.

On our balance sheet we have achieved an improvement in our DSOs. Our DSOs are down to 83 days. We set out to try to improve them. We have achieved that improvement. We are proud of that particular result and we will continue to strive to either have that or better on a net DSO basis.

And again, as we go over to our guidance we have provided detailed guidance by our segments in addition to which this time for the first time we have actually given the range of guidance. We had given a

FTI CONSULTING	Page 5

range of EPS for 2005 from $1.20 per share to $1.30 per share and in our guidance table we show you what the range of revenues, the range of potential EBITDA and the range of margins, headcount and rates would be within our segments to achieve the high and the low end of that range.

Jack, let me turn it back to you.

J. Dunn	With that we would like to open it up to questions.

Operator	Thank you, gentlemen. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you’d like to decline from the polling process, please press the star followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order that they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers.

And our first question comes from Clayton Kaneshiro with Credit Suisse First Boston. Please go ahead with your question.

C. Kaneshiro	Good morning. It’s Clayton calling in for Josh Rosen.

Management	Good morning.

C. Kaneshiro	First, looking at the corporate finance business and headcount specifically, I think in your detailed guidance you’re forecasting 15% to 20% type growth in headcount. Are you seeing something in the macro demand environment that gives you confidence to expect that type of headcount increase or are you seeing or expecting to branch out to different market areas, maybe the middle market or other sectors that you might not have been in before?

D. DiNapoli	The headcount additions in the corporate finance side are feeding the practices within corporate finance that we see the most growth and right now are quite frankly the busiest. They include the transaction advisory services practice where we’re extremely busy and we are actively recruiting in that area and that does the due diligence. And also we’re doing a lot of post-acquisition work for deals that have been done.

C. Kaneshiro	Okay. Within the restructuring piece of corporate finance and restructuring, what is your outlook as you see 2005 at this point?

FTI CONSULTING	Page 6

D. DiNapoli	We’re hopeful that the restructuring business is going to start picking up in the third and fourth quarter of 2005. As I said earlier, we see a lot of activity in the transaction advisory. M&A is also an area that we are recruiting people in addition to our interim management practice which we’ve named Palladium Partners. Palladium Partners goes hand-in-hand with the restructuring side.

C. Kaneshiro	And then lastly, were there any meaningful increases in headcount in each of the segments since the end of the year, since your fourth quarter end of period headcount number?

T. Pincus	That’s not something we would normally disclose. We would normally disclose that by the end of the quarter and we do expect by the end of the quarter to have some headcount increase on our way toward total headcount increase that we hope to have by the full year. We wouldn’t normally disclose what our headcount would be on February 17, Clayton.

C. Kaneshiro	Okay. Thank you.

Operator	Our next question comes from David Gold with Sidoti & Company. Please go ahead with your question.

D. Gold	Hi, good morning.

Management	How are you. Good morning, David.

D. Gold	Alright. Ted, here we are as you mentioned, February 17th and we saw some seasonality coming out of the fourth quarter. For the last call we basically thought that the issue was this increased seasonality whether it be Christmas, New Year’s falling out on the weekends and people taking the week off. But as we stand about halfway through the quarter, have we seen a recovery there on the utilization side?

T. Pincus	David, we wouldn’t again normally say this, but because it is particularly important, we are either tracking or exceeding our expectations for the first quarter as we sit here.

D. Gold	Okay, that’s helpful. And then for Dom or Jack, as we look at hiring plans for the year ... I tend to think about things, I guess as we look at the guidance you’ve given, if you hit the high side of your hiring plans, the forecast for now is that would be the high side of your guidance. And I think based on some of the recent history for the hiring that it would almost be the opposite, that if you’re more successful on the hiring front it might hold things down for a little bit.

FTI CONSULTING	Page 7

Can you talk a little bit about that, about the thinking on how quickly … we talked about it in the past, but a little more on how quickly or maybe hit it from the angle of what will drive the hiring? Are you basically going to pick people up as the work comes in or more opportunistic?

D. DiNapoli	The answer is both, David. As I just said on the transaction advisory, on the M&A, on the Palladium Partners, we certainly are actively recruiting there because we’ve got a need. When you look in forensic, on electronic evidence and some of the other practices within the forensic, the accounting specialists, we’re actively recruiting. We’ve got numerous headhunters out there helping us identify and recruit people.

There is a piece where, as you know because you’ve been watching us for a long time, utilization’s very important to us. We have a very high standard to maintain and we think it’s very important to keep good utilization levels so we will never go out like drunken sailors and bring in 100 people hoping we’re going to get them busy. But rather we very carefully fill in the gaps and we hire hopefully towards the budget that we’re provided for 2005 which shows utilization going down a little bit and that’s basically to absorb the new hires rather than double the size of our firm at the expense of utilization and ultimately we think that would be at the expense of our EBITDA and EBITDA margin.

J. Dunn	We start to normalize a little bit, David, when you think about the investments that we’ve made beginning to pay off. We did despite, as I was trying to allude to earlier, the raw comparison of beginning headcount and ending headcount within there where we think some good trades we would expect to see especially additions in our electronic evidence area. We’re out there aggressively hiring in our technology offering. We’re aggressively looking in investment banking. We’re aggressively looking and those are those areas I was talking about earlier where we’re starting and building initiatives that we would hope to pay off despite whatever the so-called utilization or even the billable headcount was.

The high end of the guidance, as you might expect, would include some return as we talked about, of the restructuring market and the timing of that. And that’s where we would be more employee concentrated than in those other areas that I talked about.

We made some significant investments in new things last year and as we talked about earlier, we need to see the results of those. Their six

FTI CONSULTING	Page 8

month trial period or cycling period is now over and the good news is transaction support, creditors’ rights and things like that, we’re starting to see some nice traction.

D. Gold	Okay, perfect. Thanks, that’s helpful.

Operator	Our next question comes from Chris Lord with Criterion. Please go ahead with your question.

C. Lord	Good morning, gentlemen. Actually I have a couple questions if that’s okay. First, with respect to the restructuring picking up in the second half of ‘05, why do you see that happening? Clearly the economy is in a robust stage right now so just curious about why you think that will pick up and how much of your assumptions for guidance are based on that picking up?

Secondly, more a question of over longer term organic growth rates and what you think that number is before acquisitions? And then I’ve got a couple of other follow up questions.

J. Dunn	Okay. Let me start with what we base our belief on the restructuring business and when we say towards the latter part of the year, I think it’ll be maybe in the third quarter you’ll start to see some covenant defaults and things like that and maybe towards the end of the year or the first part of next year you’ll start to see even more serious ramifications.

But that’s based basically on timing cycles that we’ve witnessed over the past and that are attested to by Moody’s and Standard & Poor’s. By that I look at the fact I believe, if my statistics are correct, that last year about 16% of the high yield market issuances were in the neighborhood or were rated C-AA or lower. And if you go back and look at the descriptions of C-AA or lower, they’re deals that are extremely speculative to be kind. It doesn’t make them bad, they’re just speculative and there’s a place for that in people’s portfolios.

If you look back at the past, in 1998 which was the last time the marketplace was really that frothy and had that kind of issuance of C-AA or lower, probably 20% of those defaulted in the year after that, probably another 20% or so in the following year and I think to date probably 70% or so of those issued have defaulted.

It’s a very risky genre and that’s why we exist and are brought in on those types of ...

C. Lord	Is that a pretty high absolute level of the C-AA issuance, the 16%?

FTI CONSULTING	Page 9

J. Dunn	I’m sorry, was it a what?

C. Lord	Is it a pretty high absolute level?

J. Dunn	Yes, of total debt outstanding right now of bonds, about 20% of the total pool is rated C-AA or lower so that is historically a very high percent.

One of the differences is that in those good old days that C-AA paper was 15% face with 25% warrants. Obviously it’s a little bit different right now, but the basic of the makeup of those transactions I think there were something on the order of 48 of them that were dividend payments out to sponsors and things like that. You’re seeing M&A multiples now reach the 7% and you’re seeing leverage models now being at 5% which are historically fairly high numbers.

As you look at that, there was about $1.3 trillion worth of institutional and bank debt last year and of that, $480 billion was labeled leveraged debt which would be at the higher leverage multiple.

While there was very little lending if any in 2001 and 2002, I think you’ve seen a strong resurgence. As we mentioned back in the third quarter of 2003, we believe that 25% of the transactions that we were asked by our clients to be ready to participate in were able to take advantage of the phenomenal financing markets in the high yield marketplace and help their balance sheets that way.

C. Lord	How much of your guidance for this year is based on that market firming up in, you can call it latter Q3, early Q4?

T. Pincus	Not very much. For example, last year corp fin in one of the worst years ever in the pure restructuring area did about $160 to $162 million of revenues. The low end of our forecast which was $170 million of revenues is primarily driven by continued growth in the non-core bankruptcy area such as the transaction advisory support.

Clearly the difference between the low end and the high end of our corp fin expectations, or about an additional $7 million of revenue, is expected to be driven by that resurgence in the third to fourth quarter.

C. Lord	What was the range, sir, again $170 to what?

T. Pincus	$170 to $177.

C. Lord	Got it, thanks.

FTI CONSULTING	Page 10

J. Dunn	In the guidance that we put out, as those that have followed us for a while know, we don’t include any acquisitions. As we looked at our five year plan recently, we were looking to model out on an annualized basis predicting some normal fee to the market or at least balancing out somewhere in the neighborhood of 12% organic growth, something like that.

C. Lord	Great, thank you. I have a couple more questions. I can get back in line though if you want.

J. Dunn	We’re okay. Let’s go ahead if you want.

C. Lord	Alright, thank you. Target EBITDA margins?

T. Pincus	Target EBITDA margin is actually right on that table, it’s 23.5% at the high end and 23.0% at the low end.

C. Lord	Thank you. Sorry about that. And then lastly on the use of the cash, you guys obviously are a nicely cash flow positive business. Do you look at this as a how do you think about the capital structure? Do you think about it is as a business you’d want to lever up and try to use the proceeds to buy back stock or would you look at it and say we’re comfortable with less leverage and we’ll use the cash flow to pay down leverage? How do you think about it?

J. Dunn	We think about it as an opportunity and people may be tired of this, but it’s what our core is, that our number one goal is to build this platform because we think there is maybe too much hyperbole to say a revolution going on in the consulting business, but it clearly is an unbelievably opportune time and we want to add businesses. If we have the opportunity to look at acquisitions at something in a realistic range of 4 to 7 times EBITDA and we think that our business right now is to try to identify those and add them to our offering because they will be something that will lay the groundwork for a future that builds upon those returns.

It won’t be true every year, as I said earlier, it won’t be linear, but if we can start hopefully to buy them correctly and we do our due diligence and we believe they can have the growth targets we’re talking about, to us that seems like a bigger opportunity right now than to buy our stock back.

C. Lord	And would you use debt or stock to buy those businesses?

FTI CONSULTING	Page 11

J. Dunn	We would like to use a combination of the two, obviously depending on the relative value, but we believe that increasingly using some of the shares to do that if we can buy them at the levels of EBITDA that I mentioned, is a good thing for increasing the equity participation of those who are the ones that are going to deliver the freight for us and our shareholders over the next 10 years.

C. Lord	Are you opposed to using the excess cash? Let’s say this year you only find a couple small acquisitions and you’re sitting there at the end of the year, you’ve got $100 million in EBITDA and nothing to do with it. Would you make this decision on an annual basis? At that point in time would you pay down some debt or buy back some stock or would you just bank it?

J. Dunn	If I could take my time in this I’d like to sit back in my chair and just relax and think about having $100 million with nothing to do with it. But seriously, we have no ... we’re not against buying back the stock, we have bought back stock. We have an authorization and we will buy back stock. It’s just that our primary goal is to go build this business right now because we think it’s such an opportune time and it’s going to be such a good market.

C. Lord	Do you pay out your bonuses after ... are the bonus payouts before or after EBITDA numbers?

J. Dunn	The bonus is paid out before the EBITDA numbers.

T. Pincus	Yes, the bonuses are accrued in computing the EBITDA number. The cash used ...

C. Lord	So it’s not unforeseeable that you’d sit there with a pretty good chunk of cash if you didn’t make some acquisitions.

J. Dunn	Yes, we project a pretty good hunk of cash. We had a pretty good hunk of cash at the end of the fourth quarter, we had $25.7 million.

C. Lord	Great, okay. Thanks, gentlemen, for your patience, appreciate it.

Management	Thank you.

Operator	Our next question comes from Vincent Walden with Thornburg Investment Management. Please go ahead with your question.

V. Walden	Hi, good morning. Nice job in the quarter on the cash flow and the continued debt pay down. I have two questions. One would be probably for Dom. In the telecom industry there’s been a lot of M&A

FTI CONSULTING	Page 12

recently and I’m wondering if that impacts your business at all and if so, could you offer some examples of where opportunities might fall out from telecom activity?

The second question would be for Jack. Again, further on the buy-back during 2004 it seemed like you were prioritizing the debt pay down, but now with that behind us, does the buy-back have any incremental appeal at all during 2005 versus 2004, particularly with the stock trading at fairly low levels on most metrics? Thanks very much.

D. DiNapoli	Vincent I’ll go first. This is Dom. Telecom is certainly one of our sweet spots. The M&A activity going on there is treating us well. We are involved in some of that activity in two of our practice areas in particular. One, our economic practice and also in our investment bank are doing some of the smaller M&A and capital raise transactions that are out there. We can’t name names, but we are involved in cases that you read about on the first page of the Journal.

J. Dunn	And with regard to the stock buy-back we have some interesting opportunities in front of us to use our cash and our stock, but we will continue and probably not make a commitment, but target looking at making that somewhat ... looking at tempering any equity that we would put out with being able to repurchase our stock in the marketplace to keep the share total in line with where it is now.

V. Walden	Great. Thank you.

Operator	Our next question comes from Bob Bridges with Sterling Capital Management. Please go ahead with your question.

B. Bridges	You’re modeling some pretty nice revenue in growth of EBITDA within forensics and litigation. I was wondering if you could give an overview again as to what some of the stronger areas of demand are and highlight a couple of the product lines that you think are trending particularly well?

D. DiNapoli	Forensic is one of those areas that we do see a lot of opportunity in. As Jack mentioned earlier, the electronic evidence consulting business is doing very well, our repository business doing very well.

The pharmaceutical cases that you read about and some of the accounting investigations that seem to continue to pop up are providing a lot of opportunity for our people along with the topic that we all talk about on all these calls is the Sarbanes-Oxley engagements being provided to us because the accounting firms cannot provide those services to their audit clients.

FTI CONSULTING	Page 13

We do see those areas and those industries in particular continuing to drive the business. We’ve been doing pharmaceutical related work for years and the KPMG practice that came over here had a very deep specialty in that area so we see those industries and the turmoil that’s going on in those industries continuing to provide opportunities for us.

J. Dunn	One of the things that I’ll reemphasize that I talked about earlier is as we look within our company and the embedded technology business we have, it really has been a driver. It’s increasingly becoming the first thing that people need yesterday, if I’m not mixing too many metaphors here. It’s been amazing to us to see the acceptance of our technology offerings. We have people who will use us despite conflicts. We have people who when we’re trying to get on a case for the content of the matter, we’re brought in earlier on the electronic evidence and it’s made the handoff.

One of the things that may be lost in the successful integration of our dispute advisory services practice from KPMG is the amount that they’ve been able to expand across their case basis, the electronic evidence and document repository work, not to mention the trial support work that we do. So I think that’s going to be very exiting.

Some of our products are reaching the stage now where they have some recognition by the industry and if we can crack the code on being able to have our products embedded, for example, in the law firms and law departments, then you really have an opportunity to become so indispensable to the client that the rest of your service offerings, assuming that they’re pristine and number one gold standard products, are much easier to sell. That’s an exciting area for us and we have big plans for that.

B. Bridges	Are you servicing demand that exists today that’s healthy in Q1, Q2 or how much of a lot of this growth in the business is going to materialize later in the year? I know you’re ....

J. Dunn	This is real time. This is stuff we’re working on right now as we speak.

B. Bridges	And then a question on you’ve got a lot of hiring going on this year. Is any of that flowing through the bigger corporate expense line or does that get reflected in terms of the EBITDA in the individual segments?

FTI CONSULTING	Page 14

T. Pincus	The headcount that we give is our billable headcount which does not go through the corporate expense line. It goes through the direct cost of the segments.

B. Bridges	And then could you maybe give a comment as to the higher corporate expense line this year? I think in the release you mentioned the heightened marketing expenses. What are you doing differently this year versus other years?

J. Dunn	We believe, probably contrary to some others, that we have the best product and we believe there’s a vibrant marketplace and we think the thing that puts the two together is an expanded effort on our part on branding and marketing.

To that end we’ve put several millions of dollars into corporate to focus on branding and marketing, as well as several million that’s also in the different segments. We have some dollars socked away there also because our most important area is our people to beef up our HR offering to make sure that when people join us that they have nothing on their mind but going out and doing what their business is which is one of the hardest businesses in the world.

Those are the things, but putting investment in our brand name and in our people is what those corporate expenses represent.

T. Pincus	I’ll just add one thing to that. Also the infrastructure to support our growing technology business.

B. Bridges	Okay, wonderful. Thanks a lot, guys.

Operator	Thank you. Our next question is a follow up question from Clayton Kaneshiro. Please go ahead with your question.

C. Kaneshiro	Thanks. Just a quick follow up to the marketing question that was just asked. How do you anticipate the expenses to play out as we move through 2005? Is that something that starts at a run rate level equal to $30 million or does that build steadily throughout the year?

J. Dunn	$30 million is our entire corporate budget. I said there were just several million dollars of marketing in there.

C. Kaneshiro	As we look at the uptick from the $20 million total in corporate expenses in 2004, how should we think about the incremental expenses as you’d mentioned related to marketing, branding, some of the technology spending? How does the incremental dollars get laid out through the year.

FTI CONSULTING	Page 15

T. Pincus	I also want to point out that some of those positive legal settlements that we talked about in the press release are reflected in that corporate expense for last year. Actual corporate expenses barring those activities were higher than that, so the increase is not quite as large as it appears to look.

C. Kaneshiro	I see, okay.

T. Pincus	And then much of corporate expenditures are linear and clearly some of it will be campaigns which occur at discrete points of the year.

D. DiNapoli	Specifically the advertising and marketing incremental costs ramp up through the year. They ramp up in the second, third and fourth quarters, not as much in the first quarter.

C. Kaneshiro	Okay, great. That’s helpful. And then lastly, could you discuss retention, what it was in the fourth quarter and what your expectation is for 2005?

T. Pincus	You know we were running approximately 18% turnover rate for much of 2004. We experienced a significantly lower turnover rate in the fourth quarter, approximately 12%. I think we’d be kidding ourselves to think that we could continue at that lower rate and I would really expect that our turnover rates for the year will continue to be in that 15% to 18% range.

C. Kaneshiro	Okay. thanks again.

Operator	Our next question comes from Jason Selch with Wanger Asset Management. Please go ahead with your question.

J. Selch	My first question has been the increase in the G&A, expected to go to $30 million from the $20 million. You’re saying the $20 million, that actually was substantially higher than that, but was reduced by some legal settlement. Is that correct?

T. Pincus	That is correct, a couple of million. The increase is about $8 million and much of that is expected to be a combination of marketing activities and infrastructure building.

J. Selch	With the sharp increase in marketing expenditures, would you imagine that if I opened up Wall Street Journal or various different publications I might be seeing some advertisements for FTI Consulting this year?

FTI CONSULTING	Page 16

J. Dunn	I would think especially if you opened up magazines and periodicals targeted to CEOs, CFOs and board members and audit committee members, you would see us prominently displayed.

J. Selch	And that would be a change from last year, right?

J. Dunn	It would be an increase from last year, yes.

J. Selch	Okay. And then you were talking about these technology businesses that you have and you said that they’re not headcount related. I don’t really understand what these businesses are. Could you just describe them a little bit for me?

J. Dunn	Yes, and I didn’t mean to say they’re not headcount related. What I meant to say was that perhaps utilization and headcount don’t properly manage or excuse me, express the scalability of the businesses.

The businesses would include the following. They would include our legacy trial support business where we do everything from run all the computers in the courtroom to help people put their documents, their exhibits, and their ideas into graphic and other forms. And that would be the most utilization headcount sensitive because it requires an operator.

The other would be our EEC business which is our electronic evidence business where we do today everything from an antitrust case that’s not even a litigation case, but maybe a FTC or a Justice Department case, involves millions and millions of documents, the review of those documents by your own side and then the transfer and production of those documents to the other side.

That’s a business where we go in, we have a lot of ability to be able to search the documents to figure out what’s on there, to be able to review the documents and get them in order so that our clients have a good command of them and they aren’t worried about a smoking gun.

J. Selch	Do you own the number one market share in that business?

J. Dunn	No, we don’t. It’s a very competitive market right now and by competitive I mean at this point it’s driven by demand. What we have is the ability to provide sophisticated and secure data management in

FTI CONSULTING	Page 17

that area so our clients through the products that we use they can tailor the database interface the way their law firm does it, etc., so it makes it very easy for them to use.

This is the kind of thing where I’m talking about embedding ourselves with the client. There are a couple of law firms that have chosen to use as a protocol the type of product that we use and that really gives us a leg up with helping them.

We do claims management. We’re on a couple of matters that involve multiple claimants or settlements. We’re the people that use technology to organize that and to make sure the pay-outs are made on an orderly and documentable basis.

And then there’s our repository business where for several clients, I think it’s almost probably a $15 million, $13 million business right now, we are the host. We provide a database that all their different law firms can link up to in a multi-district, multinational litigation so that we host all the documents in again a secure and sophisticated manner.

When Ted talked about our infrastructure, we’re going to build some additional housing hosting requirements for that because it’s turning into a very good business so we would be an ASP in that area.

J. Selch	Okay. Thank you. Sounds good.

Operator	Our next question comes from Arnold Ursaner from CJS Securities. Please go ahead with your question.

A. Ursaner	Good morning. Jack, cutting to the chase a little bit, I think a lot of people are asking a similar question which is you have a choice of using the cash on your balance sheet for acquisitions or using it to enhance shareholder value more directly with share repurchases.

What is the status of competition for acquisitions? You, I think, mentioned 4 to 7 times seems to be the multiple. How aggressive are you about not being ... how tight are you about making deals with people at this point?

J. Dunn	We’re pretty disciplined. We’re typically in our business not seeing deals particularly shopped around. We’ve had investment bankers call with some offerings, but typically on the people that we look at, we know them from prior experience and they’ll come to us or they’ll come to one of the competitors and not really put them in competition because it almost heightens the risk profile of the transaction when it becomes known that something’s for sale.

FTI CONSULTING	Page 18

I think we’re going to be able to adhere to our discipline of looking at that spread of EBITDA that I talked about.

A. Ursaner	Who is your most direct competition these days?

J. Dunn	Certainly Navigant has been active on an acquiring basis. Kroll has been in the past. I think there was a slight period where they maybe weren’t as active and they seem to have done some things recently. Charles River has acquired some in the past, but I think as we look around at people who have acquired the most, it looks to us like Navigant and perhaps Kroll up until a little while ago.

A. Ursaner	Do you have a more formal metric evaluation between share repurchase versus acquisition?

J. Dunn	On the acquisitions we try to look, like many people do, at something akin to a 20% return on our invested capital and on the share buy back we have not been quite as formulaic. As I said, unfortunately we’ve had some buying opportunities over the last year that were compelling and I think we keep our powder dry for any reason that should happen.

Going forward, as I said earlier, we’ll look at using that capital to try to keep in balance the number of shares we might issue in terms of acquisitions or for other reasons, for personnel retention or something like that.

A. Ursaner	I think on behalf of your shareholders in the same method you have a formula for acquisitions, I think they’d like to hear you be more specific about how you approach share repurchase as accretive to shareholder value.

J. Dunn	Alright, that’s a good point. Thank you.

Operator	Our next question is a follow up question from Chris Lord. Please go ahead with your question.

C. Lord	Two questions. What is the organic share count creep per year based on issuing options to employees? Obviously this is prior to acquisitions. That’s the first question.

T. Pincus	Subject to before acquisitions, the grand total of options and stock purchase plan would approximate 300,000 to 400,000 additional shares per year were we not to counterbalance that with the share buy back program.

FTI CONSULTING	Page 19

C. Lord	Okay, so a little less than 1%. And then the second question is I’m just curious if you could give me a little more on the philosophy of the acquisitions because I live on the West Coast and I think one of the problems with a lot of the companies in Silicon Valley is they’re enamored with the concept of growth for growth’s sake and it’s obviously relating back to the capital structure question that people are pressing on.

I’m just curious. If you’re running a business and it’s growing organically at 10% and throwing off an 11%, 12% EBITDA yield and 10% free cash flow yield, why is that not a good business? Why do you need to make acquisitions? Is it because there’s incredible advantages to be had through scale in the industry? You’ve already done a good job of diversifying your businesses so you’re not entirely dependent on restructuring. I’m just curious about the philosophy behind it.

J. Dunn	There are a couple of things that we’re looking at as we go forward. I think the scalability issue is important. For example, we have a vibrant and growing transaction support business. At some point, we’ve already started to, but we need to augment that with tax because if you really want to make a mark in that business, you’ve got to in some respects on a smaller scale recreate what the Big 4 had when they did that business so there are certain natural go-withs. As we look around ...

C. Lord	Similar to a resource connection?

J. Dunn	No, no, not that kind. We’re talking about doing ... if somebody hires you to help look at a potential acquisition, what they need to do is an assessment of how to structure it for tax purposes and things like that. Increasingly the Big 4 we believe will not be allowed to do that kind of work so if we’re going to sell our transactional support, and that’s just one example.

Another example would be domain knowledge in a particular industry. We have a great ... Carlin Taylor and her folks are great on telecom and they’re housed in our restructuring corporate finance area. They’ve been able to take those skills and move them over with our investment bankers and be able to get some nice financing and M&A transactions, as Dom mentioned earlier.

FTI CONSULTING	Page 20

We think coming up in the future that healthcare is going to be a fabulous area in terms of a bunch of both nonprofit and for profit operations need operational improvement, needing our help. Our people in restructuring and corporate finance do that, but to have the domain knowledge to be able to bridge them into more transactions would be very good, so those are the areas we look at.

Then again as we’ve said not for pride of authorship or ego or even the free trips to London, we need to be more of a presence in the U.K. I mentioned we had two very large matters for us that were across the pond this year and we got those because we joint venture with people. Increasingly, you need some kind of presence.

As we look at the bond holders and the other constituencies increasingly do cross-border transactions, we need to have a presence there to help them and we believe it isn’t just a couple of our ex-pats going over there and setting up shop, it’s really looking for people on the ground over there and that may be an advantage to look at an acquisition so we have some critical mass.

C. Lord	Let’s say over the next two or three years you get these things filled out that you want to get filled out, whether it’s a tuck-in acquisition for a functional purpose or a new vertical or some geographic presence, let’s just say it takes two or three years to get the right ones in.

At some point in time does the company function fine without being in an acquisition mode? Philosophically, are you aligned with that or are acquisitions something that are just in the blood of this company and going to have to continue?

J. Dunn	We put together a five year plan that shows us needing a couple of acquisitions to get there, maybe three. As I say we’re not acquisition hungry.

For example, you talked about critical mass. One of the reasons, and it was exceptionally fortunate to find a fine group like the KPMG folks to add to our puzzle. We now have a second-to-none in terms of size and capability forensic accounting litigation practice. We don’t need to acquire that. We now have set the table where they can tell their contacts in the industry this is a good place to be. That allows them, they have the critical mass now to perform organic growth. Same, we don’t need to add a vanilla restructuring practice because we have, thank goodness, the best in the world and that can grow organically to meet those market demands when that market becomes vibrant again.

FTI CONSULTING	Page 21

What we need to be cognizant of is the unwinding of some more of the Big 4 practices as we go forward and those may create buying opportunities for groups or for segments. We’d certainly have to be aware of that because it may be an opportunity we just can’t bypass.

But we have consciously tried to build the legs of the stool so each one then has its own size to be able to grow organically, that’s our goal.

C. Lord	How much of the stock does management own right now?

J. Dunn	I think we own ... we did some numbers on this, we have about 3.5%. And it’s an interesting dynamic because there are no founders here, there is nobody that started with 80% or 90% of the stock or 45% of the stock and frankly the stock that we do own we’ve either gotten by buying it through the currency of selling a business to FTI or in my case our options have all been issued at fair market value or higher in my case and so we have bought and held the stock. That’s how we’ve built up that.

We would hope going forward that through our compensation mechanisms that we would start to use some equity in lieu of cash to build up that kind of allegiance to the firm through equity ownership with our people.

C. Lord	Yeah, it’s more than allegiance, also it’s more thinking like shareholders too, that’s what I’m driving at.

J. Dunn	That’s what I meant, I meant that too.

C. Lord	And I think that’s what a lot of these questions are about because I get the feeling on this call that people really like this business and the cash flow metrics and merits of it and yet if management owns 35%-40% of the company they’d be maybe more focused on the stock price as opposed to expanding the business through these different ventures. That’s just a sense I’m getting. Thank you, gentlemen.

J. Dunn	We do spend an awful lot of time thinking about shareholder value. It’s our analysis that as I said if we can perhaps invest the money at this critical time when the market is in such a liquid or fluid state, that is perhaps the best way to build that shareholder value. And we’re here for the long term so we want to see that play out.

C. Lord	Okay. Thank you.

FTI CONSULTING	Page 22

Management	Thank you.

Operator	Our next question is a follow up question from Vinson Walden. Please go ahead with your question.

V. Walden	Hi, two quick ones for Jack. One, in terms of the timing of any potential acquisitions. It occurs to me that perhaps if the company did not acquire anything for a couple of quarters, focused on some basic blocking and tackling for maybe six months, it might restore some confidence in the stock market as well as within the company. It could possibly result in a lower cost of capital, a higher stock which would result in lower dilution in the context of a deal and probably increased willingness of a potential acquiree to partner with FTI.

Do you think there’s any merit to that of potentially holding off on the acquisitions for a little while?

The second question would be related to the asset loss that the company incurred about a year ago. What do you think is the risk for exposure that the company faces to such an asset loss at this point and what are you doing to mitigate that?

J. Dunn	With regard to the first question, we remain opportunistic and in fact interestingly, we have somewhat of a bifurcated existence in that I know our stock performance has been disappointing to some, but our marketplace performance within the industry has been very credible if not fantastic to the practitioner so that in terms of them wanting more to be a partner with us, we’re seeing people right now that very much want to join up with FTI because they believe in the vision and especially in the ability to hitch their products and their particular service offering to us.

Realistically we’re opportunistic and we’re working on some things now that I hope we’re back announcing some successes sooner rather than later.

With regard to the second question, a lot of management time this year and a lot of resources, economic, psychic, everything else were applied towards bringing a lot of our people that weren’t under contract under contract, our senior folks. And as we try to say almost every time we talk, the hiring and even more importantly the retention of our people is our number one thing.

So part of our mission this year is to make sure that we revise and review our compensation structures and our equity participation structures and everything else to make sure that we have those people stay on the boat and we don’t have things happen like happened last year.

FTI CONSULTING	Page 23

V. Walden	Can you offer an update on how many of the senior people are currently under a medium or long term contract and when you would have a rollover, a wave of people coming off contract?

T. Pincus	Including senior management there are about 120 of our senior people under contract and they roll off some in groups and some individually over the next five years with a few groups coming up in about a year and a half to two years, another coming up three to three and a half to four years, etc.

V. Walden	Great. Thank you.

Operator	Our next question comes from Tobey Sommer with Suntrust Robinson Humphrey. Please go ahead with your question, sir.

J. Sherck	This is Jack Sherck in for Tobey Sommer. I was wondering for your expectations or thoughts on Sarbanes-Oxley spending in 2005 what you’re seeing on that front.

J. Dunn	At this time of the year we just had our review with our accountant so we’re very up on that question. I can answer both macro and micro.

It’s interesting, one of the things we talk with them is we like to benchmark our services off of the accounting firms and they’re expecting a second consecutive 9% to 10% price increase in their fees.

Our best estimates from our audit committee chairman who is on several other boards as well as around the table was that you would expect Sarbanes-Oxley spending on just the 404 type internal control stuff to be around 60% maybe of what it was this year. Now that 60% probably outside fees and we, like many companies, have also beefed up an internal audit situation so you have the internal cost as well.

When we looked at ours, we were probably estimating something, Ted, I’m looking at Ted, about $1.5 million or something like that.

T. Pincus	About $1.5 million, and we’re actually about 80% in total of what we spent last year.

FTI CONSULTING	Page 24

J. Dunn	What is interesting to us is I know that some of our competitors were beneficiaries of the 404 certification processes where they provided teams of people, etc., to go in and help companies do the actual testing and compliance with the 404 internal controls legislation.

As we have said several times, our role is not that front end. We don’t do that kind of work that maybe a Resources Connection or possibly even I think maybe Navigant and some others do that, I’m not positive. Our role is much more to take when the companies come back and find areas of remediation or areas that have shown some kind of problem, that’s where a company like ours would go in and perhaps help with an investigation or a review of that.

And in fact, almost on a daily basis we’re now starting to get the calls for that. We’re kind of in that regard a second wave Sarbanes-Oxley. We were certainly a first wave in respect to the restatements that are going on. We would be what we would call a therapeutic response to Sarbanes-Oxley as opposed to the original diagnostic stage.

Operator	Our next question comes from Patrick Jamgocian with Neuberger Berman. Please go ahead with your question.

P. Jamgocian	Good afternoon. I was curious about the average bill rate projection for ‘05. Ted, when we met recently you made some comments about the rates at which accounting firms and law firms are raising prices and that provided a pretty good umbrella for you.

I’m surprised to see the bill rate projection being flat with Q4. Is the mix offsetting it to that large of an extent?

T. Pincus	That’s exactly what I said earlier. Yes, we do expect to have rate increases effectively counterbalanced by changes in the mix. As we expand our staffing, it’s going to be expanded at the lower and mid-levels as well and that has a dampening effect.

Remember, these are average rates. Our actual rates range quite a large range so these are basically collected average rates and there will be bill rate increases and we do expect a dampening from staff leverage mix.

P. Jamgocian	Let me ask it this way. If you kept mix equal to ‘04, how much higher would the average billing rate be in ‘05 versus ‘04.

T. Pincus	At least 5%.

J. Dunn	5% to 6%.

FTI CONSULTING	Page 25

P. Jamgocian	Okay. Thank you.

Operator	Thank you. Management, at this time we have no further questions. Please continue with any further remarks you would like to make.

J. Dunn	I would like to again thank everybody for being on the call and look forward very much to seeing you for our next call. Thank you.

Operator	Ladies and gentlemen, this concludes the FTI Consulting fourth quarter 2004 results conference. If you would like to listen to a replay of today’s conference, please dial 1-800-405-2236 or 303-590-3000 and use the access code of 11020542.

We thank you for your participation. You may now disconnect and thank you for using ACT Teleconferencing.

FTI CONSULTING	Page 26